Exhibit 99.1

For more information, contact:
Extreme Networks
Investor Relations                        Public Relations
408/579-3030                            408/579-3483
investor_relations@extremenetworks.com            gcross@extremenetworks.com

EXTREME NETWORKS REPORTS Q2 IN LINE WITH PREVIOUS GUIDANCE
Product Revenue Increased 9 Percent Year over Year

SANTA CLARA, Calif.; January 31, 2011 - Extreme Networks, Inc. (Nasdaq: EXTR) today announced financial results for its 2011 fiscal second quarter ended December 26, 2010. For the quarter, total net revenue increased seven percent to $85.1 million, as compared to $79.4 million in the second quarter last year. Previously issued guidance to investors was for net revenue of $85-$88 million.

“Both EMEA and APAC posted solid performance, again this quarter,” said Oscar Rodriguez, President & CEO of Extreme Networks. “Product revenue in North America increased about 8 percent over Q2 last year, but did not improve from Q1 as we had expected. We have just appointed a new vice president of NA Sales and have reorganized North America to provide improved customer focus.”

Rodriguez continued, “We have completed a review of our Company strategy. While we will continue to serve the broader Enterprise Campus, Data Center and Service Provider markets, we will specifically focus our efforts and resources on identified high-growth verticals within those broader markets. As a result, we believe this will enable us to grow revenue in high-growth vertical markets. Further, aimed at continuing to improve financial performance, during mid January, we took actions to reduce headcount by approximately 35 employees or roughly 5% of worldwide headcount. This action will result in a restructuring charge in Q3 between $1.0 million to $1.5 million. Additionally, we have initiated cost reduction programs aimed at driving additional efficiencies throughout the Company. We believe these actions are targeted to expand gross margins and accelerate our ability to reach our stated target of double-digit operating income. Going forward, we believe these actions will lower our operating expense by up to $2 million per quarter and $8 million annually.”

Second quarter non-GAAP operating income was $5.3 million or 6.2% percent of net revenue, representing a significant improvement as compared to operating income of $4.2 million or 5.3% of net revenue in the second quarter last year. Non-GAAP operating income in the 2011 fiscal first quarter was $4.6 million or 5.5 percent of net revenue.

In the second quarter the Company reported non-GAAP net income of $5.1 million or $0.06 per diluted share. That compares to a non-GAAP net income of $4.8 million or $0.05 per diluted share in the second quarter last year, and to non-GAAP net income of $4.8 million or $0.05 per diluted share in the 2011 fiscal first quarter. Non-GAAP financial results exclude the impact of stock-based compensation, restructuring charges and litigation settlements. A reconciliation of GAAP to non-GAAP financial measures is included in the accompanying financial tables.

Operating income on a GAAP basis was $9.1 million for the quarter, representing a significant improvement as compared to an operating loss of $2.0 million for the second quarter of last year. The second quarter this year benefited from the net favorable impact of $4.2 million in litigation settlements. In the second quarter last year, operating income included a restructuring charge of $4.1 million. Reported operating income was $2.5 million in the 2011 fiscal first quarter.

Net income on a GAAP basis for quarter was $8.9 million or $0.10 per diluted share, including the net favorable impact of $4.2 in litigation settlements. That compares to a net loss of $1.4 million or $0.02 loss per diluted share in the second quarter last year, including the impact of the restructuring charge of $4.1 million. In the 2011 fiscal first quarter, net income on a GAAP basis was $2.7 million or $0.03 per diluted share.

For the quarter, total net revenue in North America was $28.0 million, revenue in EMEA was $40.0 million, and revenue in APAC was $17.1 million. That compares to revenue of $27.5 million in North America, $37.8 million in EMEA, and $14.1 million in APAC a year-ago.

Total cash and investments increased $6.0 million from the first quarter to $141.7 million and the Company has no long-term debt. Cash and investments were favorably impacted by the collection of $3.8 million cash related to the settlement on property litigation and positive cash flow from operations.

2011 Fiscal Third Quarter non-GAAP Financial Guidance
For its 2011 fiscal third quarter ending March 27, 2011, the Company currently expects net revenue to be in a range of $82-$85 million and non-GAAP net income, before a charge related to the realignment of our strategy, of $0.05 to $0.08 per diluted share. In conjunction with the realignment of our strategy we anticipate to write-off assets between $4.0 million to $4.5 million or $0.04 to $0.05 per diluted share.

Conference Call and Slide Presentation
Extreme Networks will host a conference call to discuss these results today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The conference call may be heard by dialing 1-877-303-9826 (international callers dial 1-224-357-2194). A 7-day replay will be available following the call by dialing 1-800-642-1687 (international callers dial 1-706-645-9291). The conference call passcode is 35088115. In addition, a live webcast and replay of the call will be available at http://investor.extremenetworks.com. Financial information to be discussed during the conference call will be posted in the Investor Relations section of the Company's website www.extremenetworks.com.

Non-GAAP Financial Measures
Extreme Networks provides all financial information required in accordance with generally accepted accounting principles (GAAP). To supplement our consolidated financial statements presented in accordance with GAAP, we are also providing with this press release non-GAAP net income/(loss), non-GAAP operating income/(loss) and non-GAAP earnings/(loss) per diluted share. In preparing our non-GAAP information, we have excluded, where applicable, the impact of restructuring charges, share-based compensation and litigation settlements. We believe that excluding these items provides both management and investors with additional insight into our current operations, the trends affecting the Company and the Company's marketplace performance.

In particular, management finds it useful to exclude these items in order to more readily correlate the Company's operating activities with the Company's ability to generate cash from operations. Accordingly, management uses these non-GAAP measures, along with the comparable GAAP information, in evaluating our historical performance and in planning our future business activities. Please note that our non-GAAP measures may be different than those used by other companies. The additional non-GAAP financial information we present should be considered in conjunction with, and not as a substitute for, our financial information presented in accordance with GAAP. We have provided a non-GAAP reconciliation of the Condensed Consolidated Statement of Operations for the periods presented in this release, which are adjusted to exclude restructuring charges, share-based compensation expense and litigation settlements for these periods. These measures should only be used to evaluate the Company's results of operations in conjunction with the corresponding GAAP measures for comparable financial information and understanding of the Company's ongoing performance as a business. Extreme Networks uses both GAAP and non-GAAP measures to evaluate and manage its operations.

Extreme Networks, Inc.
Extreme Networks provides converged Ethernet network infrastructures that support data, voice and video for enterprises and service providers. The company's network solutions feature high performance, high availability and scalable switching solutions that enable organizations to address real-world communications challenges and opportunities. Operating in more than 50 countries, Extreme Networks provides wired and wireless secure LANs, data center infrastructure and Service Provider Ethernet transport solutions that are complemented by global, 24x7 service and support. For more information, visit: http://www.extremenetworks.com

Extreme Networks is either a trademark or registered trademark of Extreme Networks, Inc. in the United States and/or other countries.

# # #

This announcement contains forward-looking statements, including our guidance regarding future results, that involve risks and uncertainties, including statements regarding the Company's expectations regarding financial performance and product introduction. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to: a challenging macro-economic environment both in the United States and overseas; fluctuations in demand for the Company's products and services; a highly competitive business environment for network switching equipment; the Company's effectiveness in controlling expenses, the possibility that the Company might experience delays in the development of new technology and products; customer response to its new technology and products; the timing of any recovery in the global economy; risks related to pending or future litigation, and a dependency on third parties for certain components and for the manufacturing of the Company's products. The Company undertakes no obligation to update the forward-looking information in this release. More information about potential factors that could affect the Company's business and financial results is included in its filings with the Securities and Exchange Commission, including, without limitation, under the captions: “Management's Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors,” which are on file with the Securities and Exchange Commission.”

EXTREME NETWORKS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 26, 2010	June 27, 2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$46,878	$51,944
Short-term investments	43,625	64,854
Accounts receivable, net	46,820	42,057
Inventories, net	24,218	21,842
Deferred income taxes	338	392
Prepaid expenses and other current assets, net	7,944	3,932
Total current assets	169,823	185,021
Property and equipment, net	42,722	43,572
Marketable securities	51,182	18,561
Other assets, net	15,572	15,731
Total assets	$279,299	$262,885
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,109	$18,543
Accrued compensation and benefits	17,751	16,305
Restructuring liabilities	1,693	3,097
Accrued warranty	2,811	3,169
Deferred revenue, net	32,982	29,552
Deferred revenue, net of cost of sales to distributors	17,106	18,345
Other accrued liabilities	18,608	13,381
Total current liabilities	107,060	102,392
Restructuring liabilities, less current portion	—	273
Deferred revenue, less current portion	7,145	7,633
Deferred income taxes	108	731
Other long-term liabilities	56	2,661
Stockholders’ equity:
Convertible preferred stock, $.001 par value, issuable in series, 2,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value, 750,000,000 shares authorized; 130,881,110 issued at December 26, 2010 and 129,827,715 at June 27, 2010	131	130
Treasury stock, 39,625,305 at December 26, 2010 and June 27, 2010	(149,666)	(149,666)
Additional paid-in-capital	959,530	956,792
Accumulated other comprehensive income	2,455	1,100
Accumulated deficit	(647,520)	(659,161)
Total stockholders’ equity	164,930	149,195
Total liabilities and stockholders’ equity	$279,299	$262,885
 ___________________________

EXTREME NETWORKS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	December 26, 2010	December 27, 2009	December 26, 2010	December 27, 2009
Net revenues:
Product	$70,334	$64,469	$139,547	$115,228
Service	14,797	14,928	29,421	30,478
Total net revenues	85,131	79,397	168,968	145,706
Cost of revenues:
Product	30,893	27,199	61,723	50,917
Service	6,257	6,435	12,428	12,267
Total cost of revenues	37,150	33,634	74,151	63,184
Gross profit:
Product	39,441	37,270	77,824	64,311
Service	8,540	8,493	16,993	18,211
Total gross profit	47,981	45,763	94,817	82,522
Operating expenses:
Sales and marketing	25,087	24,613	49,993	46,282
Research and development	12,028	12,444	24,889	26,055
General and administrative	5,963	6,521	12,548	13,765
Restructuring charge, net of reversal	—	4,145	—	3,633
Litigation settlement	(4,200)	—	(4,200)	—
Total operating expenses	38,878	47,723	83,230	89,735
Operating income (loss)	9,103	(1,960)	11,587	(7,212)
Interest income	332	388	661	710
Interest expense	(29)	(30)	(59)	(69)
Other expense	117	(40)	(158)	(117)
Income (loss) before income taxes	9,523	(1,642)	12,031	(6,688)
Provision for income taxes	594	(263)	390	173
Net income (loss)	$8,929	$(1,379)	$11,641	$(6,861)
Basic and diluted net income (loss) per share:
Net income (loss) per share - basic	$0.10	$(0.02)	$0.13	$(0.08)
Net income (loss) per share - diluted	$0.10	$(0.02)	$0.13	$(0.08)
Shares used in per share calculation - basic	90,878	89,059	90,592	88,951
Shares used in per share calculation - diluted	91,274	89,059	90,942	88,951

EXTREME NETWORKS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Six Months Ended
	December 26, 2010	December 27, 2009
Cash flows from operating activities:
Net income (loss)	$11,641	$(6,861)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,148	3,023
Change in value / loss on value of UBS option to put securities	2,429	47
Auction rate securities mark to market, trading gain	(2,429)	(47)
Provision for doubtful accounts	30	—
Excess and obsolete inventory	(100)	960
Deferred income taxes	(569)	(69)
Loss on retirement of assets	109	78
Stock-based compensation	2,485	3,158
Restructuring charge, net of reversal	—	3,633
Changes in operating assets and liabilities, net
Accounts receivable	(4,793)	(2,982)
Inventories	(2,294)	(5,216)
Prepaid expenses and other assets	(3,855)	(3)
Accounts payable	(2,434)	9,410
Accrued compensation and benefits	1,447	(689)
Restructuring liabilities	(1,677)	(4,418)
Accrued warranty	(359)	60
Deferred revenue, net	2,943	1,231
Deferred revenue, net of cost of sales to distributors	(1,239)	6,365
Other accrued liabilities	6,576	2,156
Other long-term liabilities	(2,605)	(1)
Net cash provided by operating activities	8,454	9,835
Cash flows used in investing activities:
Capital expenditures	(2,407)	(2,720)
Purchases of investments	(70,147)	(18,958)
Proceeds from maturities of investments and marketable securities	11,800	8,775
Proceeds from sales of investments and marketable securities	46,961	6,377
Net cash used in investing activities	(13,793)	(6,526)
Cash flows provided by financing activities:
Proceeds from issuance of common stock	273	397
Net cash provided by financing activities	273	397
Net increase (decrease) in cash and cash equivalents	(5,066)	3,706
Cash and cash equivalents at beginning of period	51,944	49,233
Cash and cash equivalents at end of period	$46,878	$52,939

EXTREME NETWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
GAAP TO NON-GAAP RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 26, 2010	December 27, 2009	December 26, 2010	December 27, 2009
NET INCOME (LOSS)
Net income (loss)- GAAP Basis	$8,929	$(1,379)	$11,641	$(6,861)

Non-GAAP adjustments
Stock-based compensation expense	$350	$2,030	$2,466	$3,166
Litigation settlement	$(4,200)	$—	$(4,200)	$—
Restructuring charge, net of reversal	$—	$4,145	$—	$3,633
Total Non-GAAP adjustments	$(3,850)	$6,175	$(1,734)	$6,799
Net income (loss) - Non-GAAP Basis	$5,079	$4,796	$9,907	$(62)

NON-GAAP ADJUSTMENTS
Cost of product revenue	$15	$155	$214	$223
Cost of service revenue	5	146	149	221
Sales and marketing	388	683	960	979
Research and development	(118)	611	493	986
General and administrative	60	435	650	757
Litigation settlement	(4,200)	—	(4,200)	—
Restructuring charge, net of reversal	—	4,145	—	3,633
Total non-GAAP adjustments	$(3,850)	$6,175	$(1,734)	$6,799